EXHBIT 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. PROMOTES JAMES G. CONROY
TO CORPORATE PRESIDENT

PEMBROKE PINES, FLORIDA, April 16, 2009 — Claire’s Stores, Inc., a leading specialty retailer offering value-priced fashion accessories and jewelry, today announced the promotion of James G. Conroy to President of the Company. As the second highest ranking corporate executive, Jim will continue to report to Gene Kahn, CEO.

In his expanded role, Jim will now supervise the management of the Corporate Merchandise function which has responsibility for global merchandise concept, product development, and supply chain. Corporate Merchandise encompasses the areas of fashion, trend and product innovation; product design and development; and RSI, our global buying and sourcing group based in Hong Kong. He continues to have responsibility for Global Strategy, Initiatives and Implementation; Global Information Technology; and our International Division which oversees the franchising and joint venture businesses. On an interim basis, he also has responsibility for North American Stores and the North American Real Estate and Construction functions. Each of the six senior executives with responsibility for these functional areas will report to Jim.

“Jim has effectively functioned as my partner and co-architect in leading the Corporate Senior Management Team in our quest to clarify and strengthen our brands and the charge to improve sales performance and positively impact results. This promotion recognizes the contribution he has made and further divides the leadership responsibilities between the two of us. He has proven his abilities as a strategic thinker and demonstrated a strong merchandise affinity, as well as exhibited formidable leadership and management skills. Jim, Kenny Wilson, the President of Europe, and I will serve as the senior executive leaders of our Senior Management Team as we pursue our corporate objectives and priorities.”

“His passion, spirit, and enthusiasm have fueled the culture we have engendered globally. I am proud that we can recognize his contribution with this promotion and look forward to improved sales and EBITDA growth,” said Gene Kahn.

Since Jim’s appointment as Executive Vice President in December 2007, he has played a key role in building the foundation to redefine and reposition the Claire’s and Icing brands, conceptualizing and implementing a buying cycle, and positioning both Claire’s globally and Icing in North America as the dominant retailer of fashion accessories and jewelry for kids, tweens, teens and young women. He also lead the preliminary research and the initiative that identified major areas of cost reduction opportunity in early 2008 that became the Cost Savings Initiative we began in Quarter 2 resulting in approximately $16 million in savings in Fiscal Year 2008 and laid the groundwork to realize an additional $40 to 45 million savings for Fiscal Year 2009.

After the acquisition by Apollo in May 2007, Jim worked as a full-time consultant to the Company and was instrumental in the initial progress we made in bringing further operating disciplines, improved structure, and the development of the strategic architecture that we have subsequently implemented.

Jim joined Claire’s with an extensive background in retail and consumer products as both a consultant and a retail executive. He began his career with Deloitte Consulting and has 10 years experience with several top management consulting firms, rising to the level of Principal with Kurt Salmon Associates in 2005. Jim also has five years of retail experience, prior to Claire’s, where he had responsibility for strategic planning, merchandising and supply chain management.

Jim Conroy commented “I appreciate the challenge to take on an expanded role and am flattered by this recognition. I am both thrilled and energized to be adding the Corporate Merchandise function to my overall responsibilities and am optimistic about our collective ability to execute on the potential for sales and earnings growth for both the Claire’s and Icing brands. I feel fortunate for the opportunity that Gene and the Board have afforded me. I very much look forward to continuing my partnership with Gene in leading the Senior Management Team and the overall business.”

Company Overview

Claire’s Stores, Inc. is a leading specialty retailer of value-priced jewelry and accessories for girls and young women through its two store concepts: Claire’s ® and Icing ®. While the latter operates only in North America, Claire’s operates worldwide. As of January 31, 2009, Claire’s Stores, Inc. operated 2,969 stores in North America and Europe. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 214 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. The Company also franchises 196 stores in the Middle East, Turkey, Russia, South Africa, Poland and Guatemala.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; general economic conditions such as increased energy costs; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; significant increases in our merchandise markdowns; inability to grow our store base in Europe; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our products, particularly regulations relating to metal and other content in our products, and employment laws relating to overtime pay, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income, and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC on April 25, 2008. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.

Contact Information:

J. Per Brodin, Senior Vice President and Chief Financial Officer

Phone: (954) 433-3900, Fax: (954) 433-3999 or E-mail, investor.relations@claires.com